Exhibit H

Strategic Collaboration Agreement

between

Weichai Power Co, Ltd.

and

Power Solutions International, Inc.

Table of Contents

1.	Definitions	3
2.	Principles and Aims of Strategic Collaboration	6
3.	Organization and Procedure for Strategic Collaboration	6
4.	Implementation of the Collaboration Projects	10
5.	Specific Collaboration Projects	11
6.	Sharing of Best Practice	12
7.	Representations and Warranties	13
8.	IP Rights	13
9.	Confidentiality	15
10.	Termination	16
11.	Miscellaneous	17
Exhibit A		23
Exhibit B		27

This Strategic Collaboration Agreement (the “Agreement”) is entered into on March 20, 2017 by and between

(1)	Weichai Power Co, Ltd., a company limited by shares incorporated under the laws of the People’s Republic of China and registered with the State Administration for Industry and Commerce under registration no. 370000400003581, having its business address at Section A, 197, Fu Shou East Street, High Technology Industrial Development Zone, Weifang, Shandong Province, the People’s Republic of China, Postal Code: 261061 (“Weichai”); and

(2)	Power Solutions International, Inc. a corporation constituted and validly existing in accordance with the laws of the State of Delaware, USA, with its primary headquarter in 201 Mittel Drive Wood Dale IL U.S.A. 60191 (“PSI”).

Weichai and PSI are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS

(A)	Weichai is a leading equipment manufacturing group in China specializing in the manufacturing and sale, also through its subsidiaries and connected companies, of a wide range of industrial products, including but not limited to drivetrain, auto parts and components and commercial vehicles.

(B)	PSI is a global producer and distributor of a broad range of high performance, certified low-emission, power systems that primarily run on non-diesel fuels such as natural gas, propane and gasoline, which are designed to meet emission standards of the Environmental Protection Agency (“EPA”) and the California Air Resources Board (“CARB”).

(C)	Concurrently with the execution of this Agreement, Weichai, Weichai US, PSI, and the founding stockholders of PSI, as applicable, have entered into the warrants, the share purchase agreement, investor rights agreement and the shareholders’ agreement (together with this Agreement, “Transaction Documents”) for the purpose of implementing the transactions contemplated therein (“Transaction”).

(D)	As part of the Transaction, the Parties agree and acknowledge that the cooperation between Weichai and PSI is an important component to achieve their respective strategic objectives, and they desire to continue and further enhance the strategic cooperation alliance between them as contemplated under this Agreement.

NOW, THEREFORE, in consideration of the promises contained herein and intending to be legally bound, the Parties agree as follows:

1.	Definitions

1.1	Affiliate means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such Person; provided that neither Party nor their respective Subsidiaries shall be deemed an Affiliate of the other Party or its Subsidiaries. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Shandong Heavy Industry Group Co., Ltd. and its subsidiaries are Affiliates of Weichai.

1.2	Applicable Laws means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

1.3	Approval Authorities means any governmental authority or body which by virtue of Applicable Laws has competency to approve any transaction referred to or foreseen hereunder.

1.4	Arbitration Tribunal shall have the meaning set out in Section 11.13(a)

1.5	Background IP refers to information which is held by the Parties prior to the beginning of a Collaboration Project, as well as any Independent Technology and Intellectual Property Rights pertaining to such information, and which is needed for carrying out the Collaboration Project or for using Foreground IP.

1.6	Board means the board of directors or supervisory board of a Party where applicable.

1.7	Business Days means any day, other than a Saturday, Sunday or other day on which commercial banks in Beijing, Hong Kong or New York City are authorized or required by Applicable Laws to close.

1.8	CARB shall have the meaning set out in the preamble.

1.9	Collaboration Projects shall have the meaning set out in Section 2.2.1.

1.10	Confidential Material shall have the meaning set out in Section 9.1(a).

1.11	Constitutional Documents means the articles of association, articles of incorporation, charter, by-law or other similar corporate constitutional documents of a Party where applicable.

1.12	Cost Control Committee shall be the body referred to in Section 3.2.1(c).

1.13

1.14	Effective Date shall mean the Closing Date as defined under SPA.

1.15	EPA shall have the meaning set out in the preamble.

1.16	Foreground IP means the results, including information, whether or not they can be protected, which are generated under a Collaboration Project including any Intellectual Property Rights pertaining to such information.

1.17	Gas Engine shall have the meaning set out in Section 5.1.1.

1.18	Governmental Authority means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

1.19	Implementation Plan shall have the meaning set out in Section 3.2.1.

1.20	Independent Technology means Technology and associated Intellectual Property Rights owned solely by a Party, which is conceived prior to the Effective Date and/or at any time outside of the course of a Collaboration Projects, provided, where such conception occurred after the Effective Date, the owning Party made no use of or reliance upon the other Party’s Technology for such conception or any subsequent reduction to practice.

***	Information Redacted for Confidential Treatment. Confidential information has been separately filed with the Securities and Exchange Commission under an application for Confidential Treatment.

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1.21	Intellectual Property Rights mean protected know-how, trademarks, service marks, trade names, trade secrets, methodologies, domain names, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar protected rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

1.22	Investor Rights Agreement shall have the meaning set out in the Share Purchase Agreement.

1.23	Joint Foreground IP shall have the meaning set out in Section 8.1(b).

1.24	Joint R&D Committee shall be the body referred to in Section 3.2.1(d).

1.25	LCIA Court shall have the meaning set out in Section 11.13(b).

1.26	LCI Rules shall have the meaning set out in Section 11.13(a).

1.27	Marketing & Sales Committee shall be the body referred to in Section 3.2.1(a).

1.28	North America means the United States and Canada.

1.29	Person means any individual, corporation, partnership, trust, association, limited liability company or any other entity or organization.

1.30	PRC means the People’s Republic of China excluding Hong Kong, Macau and Taiwan.

1.31	Procurement Committee shall be the body referred to in Section 3.2.1(b).

1.32	Product Development Plan shall have the meaning set out in Section 3.2.1(d).

1.33	Project Implementation Agreement shall have the meaning set out in Section 4.2.

1.34	Receiving Party shall have the meaning set out in Section 9.1(a).

1.35	Secondment Employee shall have the meaning set out in Section 3.3.2.

1.36	Sharing Program shall have the meaning set out in Section 6.1.

1.37	SPA means the share purchase agreement entered into between PSI and Weichai US on the date hereof.

1.38	Steering Committee shall have the meaning set out in Section 3.1.1.

1.39	Subsidiary with respect to either Party means any corporation, partnership or other entity or Person of which such Party directly or indirectly owns a majority of either the equity or the voting interests.

1.40	Technology means all tangible or intangible knowledge, concepts, procedures, schematics, trade secrets, technical information and data, ideas, processes, inventions, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, and/or manufacturing specifications and procedures, strategic business information, financial information, and any information regarding sources and prices for raw materials, subassemblies, parts and manufacturing services.

1.41	Weichai Base Engine shall have the meaning set out in Section 5.1.1.

1.42	Weichai Diesel Engine shall have the meaning set out in Section 5.2.1.

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1.43	Weichai US means Weichai America Corporation, an indirect wholly owned subsidiary of Weichai.

2.	Principles and Aims of Strategic Collaboration

2.1	Aims

The purpose of the strategic collaboration to be developed by the Parties in accordance with this Agreement (the “Strategic Collaboration”) is to form a strategic partnership and share experiences, expertise and resources to enable the Parties to maximize the growth and profitability of their existing business, as well create and enhance synergies through joint and cooperative activities to achieve long-term success in delivering high quality power systems in North America and the rest of the world. In pursuing such objectives, the Parties shall give due consideration to the following targets:

a.	Maximizing total benefits;

b.	Reducing cost and increasing profitability;

c.	Identifying and sharing of customers, distribution networks and channels;

d.	Increasing competitiveness and market share;

e.	Leveraging PSI’s sales channel and network to promote and expand sale of Weichai products in North America;

f.	Leveraging Weichai’s sales channel and network to promote and expand sale of PSI products in the PRC;

g.	Developing new power system products and related businesses; and

h.	Entering or expanding into new markets.

2.2	Scope of Strategic Collaboration

2.2.1	The Parties agree to further enhance, define, confirm and firmly implement the Strategic Collaboration by jointly identifying from time to time specific areas of potential opportunities to cooperate which are of mutual interest and by exploring the possibility and feasibility of a cooperation in such areas. The Parties will jointly identify, negotiate in good faith and, if supported by both Parties, agree on specific cooperation projects (individually referred to as a “Collaboration Project” and collectively referred to as “Collaboration Projects”).

2.2.2	In order to pursue and initially implement the Strategic Collaboration, the Parties have identified and agreed to further elaborate and, as the case may be, to carry out the specific initial Collaboration Projects more particularly set out in Sections 5 through 6 of this Agreement (such Collaboration Projects, the “Initial Collaboration Projects”).

3.	Organization and Procedure for Strategic Collaboration

The Parties agree to establish the following structure to oversee the implementation of the Strategic Collaboration:

3.1	Steering Committee

3.1.1	The Parties shall establish an overall steering committee, which shall be comprised of six (6) members, including three (3) members appointed by Weichai and three (3) members appointed

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by PSI (the “Steering Committee”). The chairmanship of the Steering Committee shall rotate between Weichai and PSI every two (2) years, with the chairman for the Steering Committee for the first two (2) years shall be the representative of Weichai. Where one Party appoints the chairman, the other Party shall have the right to appoint vice-chairman. Each Party, in its sole discretion, would be permitted to change its own Steering Committee members by providing written notice to the other Party.

3.1.2	The Steering Committee would meet at least once quarterly or as otherwise deemed necessary. Either the chairman or vice-chairman of the Steering Committee may call ad hoc Steering Committee meetings upon at least ten (10) Business Days prior written notice if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The chairman shall provide to give each member of the Steering Committee (by email or otherwise) notice and the agenda for each meeting at least five (5) Business Days prior to such meeting.

3.1.3	The location for in-person meetings would alternate between Weichai (or Weichai US if appropriate) and PSI host facilities. Alternatively, the Steering Committee, at its discretion, could conduct these meeting via telephone or video conference, as long as each participating Steering Committee member can hear and be heard by each other participating members. Each Party will be responsible for its own expenses relating to such meetings.

3.1.4	A quorum for the meeting shall consist of at least four (4) members of the Steering Committee. If a Steering Committee member is not present at two consecutive meetings and/or adjournments of meetings, at the next meeting or adjournment thereof, the presence of such Steering Committee member shall not be required for a quorum and such Steering Committee member shall be deemed to be in attendance of such meeting for the purposes of meeting the quorum requirement.

3.1.5	In general, the functions of the Steering Committee would be to provide strategic direction to and make decisions on the proposals made by the sub-committees as further elaborate below and make informed decisions regarding the direction, management and implementation of the Collaboration Projects. The Steering Committee shall directly report to the Board of each Party. The Steering Committee shall have the overall responsibility in relation to the Parties’ cooperation activities under the Strategic Collaboration, in particular but without limitation:

a.	determining the kick-off of the Collaboration Projects;

b.	establishing sub-committees and determining the size and composition of such sub-committees;

c.	adopting rules, procedures, regulations, functions and duties of the sub-committees;

d.	reviewing and approving the Development Plan and Implementation Plan (as defined below) or the modification thereof, if applicable, for each Collaboration Project (including the Initial Collaboration Projects) submitted by the relevant sub-committees;

e.	overseeing, supervising, guiding and coordinating the implementation of the Collaboration Projects by the relevant sub-committees;

f.	discussing and approving on any Foreground IP and Joint Foreground IP (as defined below) matters relating to the Collaboration Projects;

g.	regularly reviewing the project status, acceptance check on all milestones of the projects and conducting and approving the final acceptance check on the products result from the work performed under the Collaboration Projects;

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h.	identifying new areas for collaboration and establishment of any new Collaboration Projects to the extent feasible and economically advantageous; and

i.	any other responsibilities as the Parties may agree.

3.1.6	For purposes of any approval or action taken by the Steering Committee, each member of the Steering Committee shall have one (1) vote. All actions of the Steering Committee shall require the affirmative vote of at least four (4) members present at a duly-convened meeting of the Steering Committee at which a quorum is present, or require the unanimous written consent of the Steering Committee without a meeting. For the avoidance of doubt, the chairman and vice-chairman shall not be entitled to any second or casting vote or any veto right whether in the event of a deadlock or otherwise. In the event that the Steering Committee fails to obtain the requisite vote to approve on a matter, the chairman or vice chairman of the Steering Committee shall first discussed in good-faith to reach an agreement, if no agreement can be reached between the chairman and vice-chairman, such matter shall be dropped without prejudice, provided that either chairman or vice-chairman may, refer such matter to CEOs of the Parties for resolution. The CEOs of the Parties shall promptly, latest within one (1) month upon receipt of the written notice from such person, meet and discuss in good faith to resolve each matter referred to them by such member.

3.2	Sub-Committees

3.2.1	For the purpose of facilitating and implementing the Strategic Collaboration between the Parties, the Steering Committee may establish one or more sub-committees for specific areas of Strategic Collaboration. The sub-committees shall have the duties and functions designated by the Steering Committee from time to time. The sub-committee shall formulate an implementation plan for a specific Collaboration Project within its area (“Implementation Plan”) (except for the Joint R&D Committee, which shall first formulate a Project Development Plan (as defined below) for approval before formulate the Implementation Plan) and submit the same to the Steering Committee for approval. The Parties hereby agree to establish the following initial sub-committees immediately after the Effective Date and in no event later than 30 days hereafter:

a.	a marketing and sales Committee, which shall be responsible, including without limitation, for exchanging and reviewing information and data about the other Party’s customer base, sales and distribution channels as well as the after-sales network in North America and the PRC respectively and with the goal to promote and sell Weichai products in North America using PSI sales network and promote and sell PSI products in the PRC using Weichai sales network (“Marketing & Sales Committee”);

b.	a procurement committee, which shall be responsible, including without limitation, for reviewing and assessing the procurement network, channel, policies, procedures and frameworks of PSI with the goal to optimize quality and efficiency of PSI’s procurement system and maximize profitability by leveraging Weichai’s production capabilities and procurement system; (“Procurement Committee”);

c.	a cost control committee, which shall be responsible, including without limitation, reviewing costs, budgets, and contract procedures of PSI and suggest measures to reduce cost and improve competitiveness and profitability by leveraging Weichai’s capabilities and resources (“Cost Control Committee”); and

d.	a joint research and development committee, which shall be responsible, including without limitation, for preparing the a project development plan for collaboration products (which shall include time schedule, method of collaboration, milestones and development budgets) (“Project Development Plan”) and preparing and implementing the Implementation Plans for such products (“Joint R&D Committee”).

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3.2.2	The Steering Committee shall determine the size of each sub-committee, and each sub-committee shall be composed of equal number of members appointed by Weichai and PSI. Each Party, in its sole discretion, would be permitted to change its own sub-committee members by providing written notice to the other Party.

3.2.3	Each sub-committee would meet at least once every two weeks or as otherwise deemed necessary. Any sub-committee member may call ad hoc meetings upon at least three (3) Business Days prior written notice if such member reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.

3.2.4	Each sub-committee shall follow the rules of procedures as adopted by the Steering Committee from time to time.

3.2.5	Each Party shall afford the sub-committee members appointed by the other Party reasonable access to all relevant information, Confidential Material, Technology, data, material, documents, books and records to the extent as required by such sub-committee to perform its duties and functions hereunder and as designated by the Steering Committee.

3.3	Weichai Secondment to PSI

3.3.1	For the purpose of advancing the Collaboration Projects in the most efficient manner, the Parties agree to allow Weichai to second a limited number of certain technical, marketing, sales, procurement and financing personnel to work in the Company.

3.3.2	Subject to the terms of this Agreement, Weichai (or Weichai US as appropriate) agrees to second to PSI, and PSI agrees to accept the secondment of, certain numbers of Weichai (or Weichai US as appropriate) employees pursuant to Exhibit A, such list may be updated from time to time by mutual agreement of the Parties (each a “Secondment Employee”), for the purpose of performing the job functions stipulated in Exhibit A. The number of Secondment Employees for each job title and new job title/functions may be added or revised to Exhibit A from time to time upon the mutual consent of the Parties, which will be fully binding on the Parties for all purposes under this Agreement.

3.3.3	Weichai will select the Secondment Employees either from its existing talent pool or by new hire to fill each job title and a list of such employees will be sent to PSI for approval, such approval shall not be unreasonably withheld if the individuals selected are capable of handling their respective work. Weichai may replace a Secondment Employee with another individual at any time by providing a prior written notice to PSI. Those rights and obligations of the Parties under this Agreement that relate to individuals that were Secondement Employees but then later removed, which rights and obligations accrued before the removal of such individual, will survive the removal of such individual as Secondment Employee to the extent necessary to enforce such rights and obligations.

3.3.4

In consideration of Weichai (or Weichai US as appropriate) making available to PSI the services of the Secondment Employees, PSI agrees to bear the salaries, 401(k) contributions, bonuses, healthcare coverage and insurances (including workers’ compensation and disability insurances) of the Secondment Employees and any other benefits enjoyed by the PSI employees at the same or similar positions. Prior to the start of the secondment, PSI and Weichai (or Weichai US as appropriate) shall collectively determine the compensation package (including the salary and bonus) for each of the Secondment Employee in good faith. PSI shall apply for and obtain visas and work permits for the Secondment Employees to the extent necessary. The Secondment Employees shall commence working for PSI pursuant to starting time stipulated under the Investor Rights Agreement for the vice president and the Exhibit A for the other Secondment Employees subject to obtaining the requisite visa and work permit if needed. In the event that such

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other Secondment Employees cannot start working for PSI within the prescribed timeline due to the failure or delay of obtaining the requisite visa or work permit on time, upon obtaining the requisite visa and work permit, the PSI shall immediately appoint such other Secondment Employees to their respective position without delay.

3.3.5	During the secondment period, PSI shall:

a.	be ultimately and fully responsible for the daily work assignments of Secondment Employees, including supervision of their the day-to-day work activities and performance consistent with the purposes and the job functions set forth in Exhibit A;

b.	set the hours of work and the holidays and vacation schedules for Secondment Employees; and

c.	have the right to determine training which will be received by the Secondment Employees.

3.3.6	In the course and scope of performing any Secondment Employee’s job functions, the Secondment Employee will be integrated into the organization of PSI, will report into PSI’s management structure, and will be under the direct management and supervision of PSI employees.

3.3.7	So long as a Secondment Employee is still an employee of Weichai (or Weichai US as appropriate), PSI and its Affiliates shall not, without the prior written consent of Weichai, directly recruit or solicit the Secondment Employee to leave his or her employment with Weichai during the secondment or prior to the period ending twenty-four (24) months after the end of secondment.

4.	Implementation of the Collaboration Projects

4.1	After the Steering Committee approves an Implementation Plan submitted by a sub-committee for a Collaboration Project, such sub-committee implement the Collaboration Project on the basis of the Implementation Plan. For Joint R&D Committee, after the Steering Committee approves the Product Development Plan, it shall prepare the Implementation Plan on the basis of the Project Development Plan and the comments collected from the Steering Committee, if any, and submitting the same to the Steering Committee for approval.

4.2	Notwithstanding the provisions set forth in this Agreement, the Parties agree that, to the extent necessary, the Parties may enter into specific binding agreements to implement any specific Collaboration Project with customary terms and conditions to be mutually agreed upon by the Parties on good faith in accordance with the provisions of this Agreement (“Project Implementation Agreements”). The Parties accordingly agree that Collaboration Projects shall be identified and, as the case may be and including the Initial Collaboration Projects, shall be implemented according to the process set out in Exhibit B.

4.3	Each sub-committee shall prepare a written report every three (3) months during the life of any Collaboration Projects that outlines all research and development activities that have transpired, the current status of such activities, any relevant conclusions, future activities under contemplation, and any proposed changes to the Development Plan. The report shall also include a clear explanation and documentation of any inventions, discoveries, improvements, etc. that have been made and shall be submitted to the Steering Committee for review on a regular basis.

4.4	In the event that new technology, products, materials and the like, including any resulting intellectual property related thereto, are developed under this Agreement, the Parties agree to set forth their respective rights regarding the ownership and use of such technology, products, materials and associated intellectual property pursuant to Section 8 of this Agreement.

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4.5	Costs and Expenses

Unless otherwise provided in this Agreement, the Project Implementation Agreements or any other separate definitive agreements reached by the Parties for any specific Collaboration Project, the Parties agree that as a general principle each Party shall bear the costs and expenses it incurs for the implementation of the Collaboration Projects, including without limitation, the costs of its personnel, travel and accommodation, business development costs etc.

4.6	Communication Alignment

The Parties shall take a joint approach with respect to communication with government authorities, regulators, investors, customers, suppliers or potential co-operation parties which relates to this Agreement and/or any Collaboration Project and as to be agreed upon by the Steering Committee. The Parties shall pay particular attention to maintaining amicable relationships with their existing customers.

5.	Specific Collaboration Projects

The Parties have initially identified the following Initial Collaboration Projects, which shall be evaluated and implemented subject to further discussion, consideration and mutual agreement between the Parties in each case in the form of a Project Implementation Agreement. The Parties have agreed to implement these Initial Collaboration Projects and shall engage in good faith and in the spirit and pursuant to the terms and conditions of this Agreement in all customary project assessment and implementation practices.

5.1	Collaboration on Stationary Natural Gas Application

5.1.1	The Parties shall jointly develop engines for stationary natural gas application (“Gas Engines”) based on Weichai’s base engines meeting the EPA and CARB emission standards (“Weichai Base Engines”) by leveraging Weichai’s existing products, the development undertaken by Weichai US already, as well as PSI’s engineering capabilities. Joint R&D Committee shall formulate a Product Development Plan as soon as practicable following the Effective Date, which shall set out the project milestones and target timeline, and submit such Product Development Plan to the Steering Committee for approval.

5.1.2

5.2	Collaboration on Weichai Diesel Engines

5.2.1	The Joint R&D Committee shall formulate a Product Development Plan to define specific Weichai diesel engines to be developed / modified / improved for sale in North America

***	Information Redacted for Confidential Treatment. Confidential information has been separately filed with the Securities and Exchange Commission under an application for Confidential Treatment.

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(“Weichai Diesel Engines”). PSI shall work closely with Weichai (including Weichai US) to provide technical assistance and support by leveraging its research and development as well as engineering capability to develop / improve / modify Weichai Diesel Engines on meeting the EPA and CARB emission standards.

5.2.2	For those Weichai Diesel Engines that are not in PSI’s existing product portfolio, PSI shall use its sales and marketing network to promote and sell such Weichai Diesel Engines in North America; for those Weichai Diesel Engines that are in PSI’s existing product portfolio, PSI shall, to the extent economically advantageous and as soon as practicable, phase out third party products with substantially similar specifications and performance to such Weichai Diesel Engines and use such Weichai Diesel Engines to replace such third party products.

5.2.3	Weichai shall be the preferred supplier of PSI for other diesel engines (either new or existing products) manufactured by Weichai which meet the criteria including EPA and CARB emission standards.

5.3	Supply of Castings

5.3.1	In recognition of Weichai’s capabilities of producing good quality engine components such as castings at competitive cost, PSI agrees to establish a long-term supply relationship with Weichai for castings in order to meet its needs of securing long term supply.

5.3.2	Immediately after the Effective Date but latest within 3 months upon the Effective Date, the Parties shall negotiate in good faith and enter into a long-term supply agreement for castings, which will provide that (i) Weichai (or its Affiliates) will be the main and preferred supplier of castings required by PSI for its 4.3L and 8.8L gasoline engines and other engines of PSI., provided that the form fit, function, durability, quality, price and other terms of supply offered by Weichai (or its Affiliates) shall be no less favorable, in any material aspect, than the existing third party suppliers of PSI; and (ii) Weichai will be guaranteed to supply not less than 90% of the total annual quantities of castings required by PSI and its Affiliates as long as Weichai (or its Affiliates) is able to supply such castings according to the terms of such supply agreement.

6.	Sharing of Best Practice

6.1	The Parties recognize the strengths of each other party in its respective areas of operation and will establish a joint program for purpose of sharing the best practice of each other (the “Sharing Program”). The Steering Committee shall, as soon as practically possible, prepare a proposal of the Sharing Program which shall identify the initial areas for sharing of best practices. The Sharing Program may include, amongst others, the following actions and will be subject to review and adjustment on an annual basis:

a.	adopting regular visit program of the other Parties’ facility as may be agreed upon by the Parties;

b.	adopting regular training programs and workshops on specific subjects;

c.	adopting regular employee exchange program allowing certain development and engineering personnel to work in the facilities of the other Party; and

d.	exchanging of information and knowledge in the identified areas as may be agreed upon by the Parties,

in each case subject to limitations under Applicable Laws, to customary know-how protection and the regulations on confidentiality as set forth in this Agreement.

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7.	Representations and Warranties

Each Party represents that:

a.	the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Party;

b.	the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with its Constitutional Documents, (ii) contravene or conflict with the provisions of Applicable Laws or court judgments, and (iii) any contract or agreement to which it is a party or that is binding upon it;

c.	this Agreement has been duly executed and delivered, and constitutes legal, valid and binding obligations of the Party, enforceable against such Party in accordance with its terms, subject to the Applicable Laws; and

d.	it does now and will at all times exert best efforts to remain in compliance with all Applicable Laws.

8.	IP Rights

8.1	Rights to Foreground IP

a.	Any Foreground IP shall be the property of the Party which has paid for the entire work generating that Foreground IP, or developed solely using the Background IP of such Party. Each Party has a right, but no obligation, to take appropriate actions to protect the Foreground IP developed for that Party and to use and exploit such Foreground IP. The granting of any exclusive licenses to use and exploit Foreground IP shall be subject to the other Party’s prior written consent. Upon request, the Party owning the Foreground IP shall grant the other Party to such Foreground IP a non-exclusive license upon fair and reasonable conditions.

b.	Where the Parties have jointly paid for the work generating the Foreground IP, or the composition of the Foreground IP consist of the Background IP from both Parties and where their respective share of the contribution cannot be ascertained, they shall have joint ownership of such Foreground IP and shall discuss in good faith and agree whether they may jointly apply for or obtain the relevant Intellectual Property Rights for such Foreground IP or whether Intellectual Property Rights should be obtained in the name of one Party, for example if one Party has made the predominant inventive contribution, or if the invention is mainly based on or useful in connection with Background IP of one Party (the “Joint Foreground IP”). The arrangements for the ownership, applying, maintaining, sharing and exploiting the Joint Foreground IP shall be discussed and agreed upon by the Steering Committee on a case-by-case basis pursuant to Section 3.1.5(f) or pursuant to the Project Implementation Agreement (if any).

c.	The owning Party of the Foreground IP or the Joint Foreground IP as determined pursuant to Section 8.1(b) above shall have the right, in its own discretion, to file patent applications in North America and in any other country of the world in its own name. The other Party, at the request of the owning Party, shall exercise reasonable efforts to support the filing of patent applications by the owning Party. Such efforts shall include support by inventors and execution of all legal documents (applications, assignments and declarations). All costs of preparing, filing and prosecuting patent applications owned by the owning Party, and of maintaining such patents, shall be borne by said Party. The owning Party shall grant the non-owning Party an irrevocable, non-exclusive, permanent, worldwide and royalty-free license to use such Foreground IP or Joint Foreground IP.

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d.	In the event the owning Party decides against filing a patent application directed to any Foreground IP or Joint Foreground IP that it owns under this Agreement and, additionally, the owning Party does not wish to maintain such Foreground IP as a trade secret, the other non-owning Party shall have the right to take ownership of such Foreground IP or Joint Foreground IP for no additional consideration, and agrees that it shall bear all costs associated with the procurement and maintenance of any patents. Analogously, if the owner of a patent directed to Foreground IP or Joint Foreground IP resulting from this Agreement is no longer interested in maintaining such patent, the owning Party will provide the non-owning Party with reasonable advanced notice of its intent to allow the patent to lapse to give the non-owning Party the opportunity to pay the maintenance fees and assume ownership of the patent in question for no additional consideration. Also, if the owning Party decides against filing a patent application directed to Foreground IP or Joint Foreground IP in a particular country or countries that are of interest to the non-owning Party, the owning Party will allow the non-owning Party to effectuate the filings in those other countries, at the non-owning Party’s expense, and the non-owning Party will assume ownership of that patent application and any patent(s) issuing therefrom without the need to pay any additional consideration.

e.	The Transfer of partial ownership to Joint Foreground IP to a third party (not an Affiliate) shall be subject to the prior written consent of the other Party. In any case, the assignor of the partial ownership to Foreground IP shall pass on all obligations regarding that Foreground IP under this Agreement to the assignee including the obligation to pass those obligations on to any subsequent assignee.

f.	If employees or other personnel working for a Party are entitled to claim rights to Foreground IP, such as for example the right to be named as inventor, the respective Party shall ensure that it is possible to exercise those rights in a manner compatible with its obligations under this Agreement and shall indemnify the other Party from any claims of its employees or other personnel.

g.	No derivatives products shall be created by one Party based on the Foreground IP of the other Party unless otherwise agreed between the Parties. It is understood and agreed that any Joint Foreground IP is to be utilized by the Parties for the benefit of both Parties and that no Party may make, use, develop, create or disclose derivatives from the Joint Foreground IP for its own use or benefit unless otherwise agreed between the Parties.

8.2	Background IP

a.	Each Party shall keep all Intellectual Property rights to its Background IP. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its Independent Technology and all associated Intellectual Property Rights. Each Party acknowledges that it acquires no rights under this Agreement to the other Party’s Independent Technology or associated Intellectual Property Rights other than the limited licenses expressly granted in this Agreement.

b.	In case any Background IP of a Party is needed to complete a Collaboration Project, a respective non-exclusive, royalty-free license to such Background IP limited to the implementation of the respective Collaboration Project subject to any provisions that may be contained in the Project Implementation Agreement (if any).

8.3	Project Implementation Agreements and this Agreement

a.	Notwithstanding anything set forth in this Agreement, if there are any inconsistent terms between the Project Implementation Agreements and this Agreement, the Project Implementation Agreements shall prevail.

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b.	If and to the extent the allocation of ownership and Intellectual Property Rights to Foreground IP, Joint Foreground IP and/or Background IP is explicitly regulated under the Project Implementation Agreements, such allocation under the Project Implementation Agreements shall prevail over the allocation set forth under Sections 8.1 and 8.2.

9.	Confidentiality

It is expected that the Parties will be exchanging Confidential Material (as defined below) with each other: (i) during their mutual evaluation of potential opportunities to collaborate with each other in the commercial exploitation of their respective products and technologies, (ii) during any cooperative research and development of newly developed products and technologies, and (iii) during the commercial phase of any cooperative exploitation of a Party’s products and/or technologies. Accordingly, this Section 9 sets forth the terms and conditions for the disclosure, receipt and use of the other Party’s Confidential Material.

9.1	Confidentiality Obligation and Know-how protection

a.	Each Party shall keep confidential and shall procure that its Affiliates and third party providers keep confidential and shall not make available or disclose to any person and shall procure that its Affiliates and third party providers not make available or disclose any know-how, information, data or material of the other Party or its Affiliates that is or has been (i) disclosed by such other Party or its Affiliates under or in connection with this Agreement or any Project Implementation Agreement, whether orally, electronically, in writing or otherwise, including copies, or (ii) learned, acquired, or generated by the Party in connection with this Agreement or any Project Implementation Agreement and the activities contemplated thereby, including the terms of this Agreement and the Project Implementation Agreements (collectively, “Confidential Material”), or make or permit any use of such Confidential Material outside the Collaboration Projects without the prior written consent of the other Party. In particular, and without limiting the foregoing, the Party receiving Confidential Material (“Receiving Party”) shall not use and shall procure that its Affiliates and third party providers do not use such Confidential Material to compete or to help others to compete with the Party and/or its Affiliates disclosing the Confidential Material.

b.	Notwithstanding the foregoing, Confidential Material may be disclosed on an as needed basis to personnel, employee or director of the Receiving Party and its subcontractors as and to the extent required for the purpose of complying with the Receiving Party’s obligations under this Agreement or any Project Implementation Agreement. Each Party shall take all reasonable steps to ensure that any such Confidential Material disclosed to any such person in accordance with this Section 9 is treated as confidential by such person and shall require its subcontractors to enter into a confidentiality agreement which imposes confidentiality obligations no less protective of the Confidential Material than those imposed upon the Parties under this Agreement.

c.	This Section 9 shall not prohibit disclosure or use of any Confidential Material if and to the extent:

aa.	the disclosure or use is required by Applicable Law;

bb.	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of any Party;

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cc.	the disclosure is made to professional advisers of the Parties on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of this Section 9 in respect of such Confidential Material as if they were a party to this Agreement;

dd.	the Confidential Material is or becomes publicly available (other than by breach of this Agreement);

ee.	the Confidential Material has been legitimately in the other Party’s possession prior to disclosure;

ff.	the Confidential Material is independently developed without reference to any Confidential Material; or

gg.	the Confidential Material is disclosed with the written consent of the other party,

provided that prior to a disclosure or use of any Confidential Material pursuant to this Section 9.1(c) aa. or bb., the Party required to disclose or use the Confidential Material shall, if legally permitted, promptly notify the other Party of such requirement with a view to providing such other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

d.	Each Party shall immediately inform the other Party in the event that it becomes aware of the possession, use or knowledge of any of such other Party’s Confidential Material by any person not authorized to possess, use or have knowledge of the Confidential Material and shall at the request of such other Party provide such reasonable assistance as is required by such other Party to mitigate any damage caused thereby.

9.2	Reports and Statements

The Parties agree that they will not issue any reports, statements or releases pertaining to this Agreement, any Collaboration Projects or contemplated hereunder, unless agreed beforehand by the Parties, except that each Party may issue any such report, statement or release if such issuance is required in order to comply with Applicable Laws or a requirement of any Approval Authorities, provided that such Party shall have disclosed to the other Parties the type and nature of information being disclosed in such issuance. The Parties will cooperate with each other as to the timing and content of press releases or other forms of public announcements in this regard.

10.	Termination

10.1	Effectiveness

The Agreement shall become effective at the date hereof and shall have the term of three (3) years. Within two (2) months prior to the end of the term or the extension thereof, the Parties may mutually agree on the extension of this Agreement and depending on the status on each of the Collaboration Project, the Parties may mutually agree on amending the terms and conditions of this Agreement to be applied for the next extension term.

10.2	Ordinary termination

This Agreement may be terminated by the Parties at any time with mutual written consent.

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10.3	Extraordinary termination

Any Party is entitled to terminate this Agreement with immediate effect by serving a unilateral written notice to the other Parties in the following circumstances:

a.	Material breach of the provisions of this Agreement (including the representation and warranties under Section 7), provided that any of the other Party has sent a notice of breach to the other Party and the breach is not cured within thirty (30) Business Days from the date on which such notice is served;

b.	Any procedure is commenced with a view to the winding-up or reorganization of a Party, save that no right to terminate will arise in respect of any procedure commenced for the purpose of a solvent amalgamation or reconstruction with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed);

c.	Any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to a Party or all or substantially all of its assets;

d.	The holder of any security over all or substantially all of the assets of a Party takes any step to enforce that security;

e.	All or substantially all of the assets of a Party are subject to attachment, sequestration, execution or any similar process; or

f.	A Party is unable to pay its debts as they fall due or enters into a composition or arrangement with its creditors or any class of them.

10.4	Consequences of termination

10.4.1	In case of termination of this Agreement, a meeting of the Steering Committee shall promptly take place in order to discuss the most appropriate exit strategy and the effects of the termination on the activities under Section 3.3, 5 and 6 above.

10.4.2	Unless otherwise resolved by the Steering Committee, the termination shall have no effect on the implementation of the Collaboration Projects that as of the termination date are already at an execution stage on the basis of a Project Implementation Agreement. These Collaboration Projects will therefore be completed.

10.4.3	The confidentiality obligation set out by Section 9 above shall survive the termination of this Agreement and a meeting of the Steering Committee shall promptly take place upon termination in order to discuss the practical measures to be adopted in order to ensure that no violation of such confidentiality obligation may occur prior to or following such termination.

10.4.4	The non-terminating Parties may decide to continue this Agreement amongst them and, if so, shall agree in good faith on any required amendment to this Agreement resulting from the terminating Party exiting the Agreement.

11.	Miscellaneous

11.1	Complete Agreement

This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

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11.2	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same agreement.

11.3	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing in Chinese and English and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

To Weichai:	Weichai Power Co, Ltd
Attn.: Executive President
Section A, 197, Fu Shou East Street
High Technology Industrial Development Zone
Weifang, Shandong Province
The People’s Republic of China
Postal Code: 261061
Fax: +86 5368 231074

To Weichai US:	Weichai America Corp.
Attention: Victory Liu
3100 Golf Road Rolling Meadows
IL 60008
Email: victor.liu@weichaiamerica.com

To PSI:	Power Solutions International, Inc.
Attention: Gary Winemaster, CEO
201 Mittel Dr.
Wood Dale IL 60191
Email: Gary.Winemaster@Psiengines.com

11.4	Waivers

The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

11.5	Amendments

This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

11.6	Assignment

Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

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11.7	Successors and Assigns

Subject to 11.6, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

11.8	Severability

Should any provision of this Agreement be or become invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a valid and enforceable provision which, to the extent legally permissible, comes as close as possible to the economic intent and purpose of the invalid or unenforceable provision. The same shall apply if the Parties have unintentionally failed to address a certain matter in this Agreement, in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the economic intent and purpose of this Agreement, would have agreed upon if they had considered the matter.

11.9	Force Majeure

No Party (or any Person acting on its behalf) shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control, including acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure will be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of an event of force majeure, the Party failing or delaying performance will promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected.

11.10	Compliance with Applicable Laws

The Parties agree and acknowledge that all provisions of, and all transactions contemplated by, this Agreement are subject to Applicable Laws and applicable stock exchange rules. If any provision of this Agreement violates, or would otherwise cause any Party to breach, any Applicable Laws and applicable stock exchange rules, the Parties shall use their commercially reasonable best efforts to apply to the relevant governmental entities or relevant stock exchange for waivers in respect of such violation or breach of the Applicable Laws or applicable stock exchange rules, failing which the Parties agree to use all commercially reasonable best efforts to agree on amendments to the affected provisions of this Agreement but only to the extent necessary to address the violation or breach of the Applicable Laws or applicable stock exchange rules.

11.11	Relationship of the Parties

Nothing in this Agreement or in the relationship between the Parties will be construed to constitute, create, give effect or otherwise imply an agency, partnership or other formal business organization or any employer/employee relationship of any kind among the Parties.

11.12	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom.

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11.13	Dispute Resolution

a.	Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA Rules”) by one or more arbitrators appointed in accordance with the LCIA Rules (the “Arbitral Tribunal”);

b.	The arbitration shall be conducted by a sole arbitrator unless either party objects, in which case the arbitration shall be conducted by a panel of three arbitrators. Where the arbitration is to be conducted by a sole arbitrator, the parties shall attempt to agree upon the selection of the sole arbitrator. If they cannot reach agreement within 30 days from the commencement of the arbitration, the sole arbitrator shall be appointed by the Court of the LCIA (the “LCIA Court”) in accordance with the LCIA Rules. Where the arbitration is to be conducted by a panel of three arbitrators, each party shall nominate one arbitrator and the two party-nominated arbitrators shall then select the chairman of the Arbitral Tribunal. If the two party-nominated arbitrators are unable to do so within 30 days after the commencement of the arbitration or any mutually agreed extension thereof, the chairman shall be selected by the LCIA Court in accordance with the LCIA Rules;

c.	The place of arbitration shall be London;

d.	The language of the arbitration shall be English;

e.	Each arbitrator shall be licensed to practice law in New York;

f.	Each party shall have the right to apply to any court of competent jurisdiction and/or to the Arbitral Tribunal for an order or award of interim, provisional or conservatory measures in order to maintain the status quo or to protect its rights or property pending arbitration pursuant to this Agreement or for the purpose of compelling a party to arbitrate and seeking temporary or preliminary relief in aid of an arbitration hereunder, and any such application shall not be deemed incompatible with, or a waiver of, the parties’ agreement to arbitrate;

g.	The Arbitral Tribunal shall have power to take whatever interim measures it deems necessary, including injunctive relief, specific performance and other equitable relief;

h.	The award rendered by the Arbitral Tribunal shall be final and binding between the parties and not subject to appeal or other recourse; and

i.	Recognition and enforcement of any award rendered by the Arbitral Tribunal may be sought in any court of competent jurisdiction.

11.14	Language

This Agreement is written in English. The English version shall be binding on the Parties.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their behalf by their duly authorized officer as of the date first written above.

WEICHAI POWER CO., LTD. represented by:

By:	/s/ Jiang Kui
Name:	Jiang Kui
Title:	Director

[Signature Page to Strategic Collaboration Agreement]

POWER SOLUTIONS INTERNATIONAL, INC. represented by:

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Chief Executive Officer

[Signature Page to Strategic Collaboration Agreement]

Exhibit A

Secondment Plan

Secondment Employee

Job Title	Number of Secondees	Starting Date	Job Description
Vice President	1	Effective Date pursuant to Investor Rights Agreement	a)	shall be invited to attend all PSI’s executive meetings;
			b)	shall receive all relevant documents/information prior to any executive meeting;
c)

upon receiving all relevant information from PSI, adopt feasible measures and formulate Implementation Plans for resource sharing between the Parties on business models and sales network by leveraging the strength of the Parties;

			d)	implement the Implementation Plan upon the approval from Steering Committee;
			e)	report to CEO.
Vice Director of Sales	1	Effective Date	a)	shall be invited to attend all meetings related sales ;
			b)	shall receive all relevant documents/information prior to any meeting related sales;
			c)	visit customers, and understand the demands and expectations of the customers;
			d)	study and analyze the market, and formulate Implementation Plan for Weichai products to be used in PSI;
			e)	implement the Implementation Plans upon the approval from Steering Committee;
			f)	report to sales director;
			g)	report to Steering Committee in writing from time to time.
Senior Sales Engineer	1	Effective Date	a)	shall be invited to attend all meetings related to sales;
			b)	shall receive all relevant documents/information prior to any meeting related to sales;
			c)	visit customers, and better understand the demands and expectations of the customers;

[Signature Page to Strategic Collaboration Agreement]

			d)	formulate base engine development plans for the North American market after fully understanding the demands and expectations of the customers;

			e)	help ensure the product development is on time and on schedule and the product meets the market demand;

			f)	report to sales director;

			g)	report to Steering Committee in writing from time to time.

Vice Director of Supply Chain	1	Effective Date	a)	shall be invited to attend all meetings related to procurement;
			b)	shall receive all relevant documents/information prior to any meeting related to procurement;

			c)	analyze and formulate Implementation Plans by using Weichai’s existing procurement networks and channels, or seeking new suppliers in China, with the goal to reduce procurement cost of PSI;

			d)	implement the Implementation Plan upon the approval from the Steering Committee;

			e)	report to procurement director;

			f)	report to Steering Committee in writing from time to time.

Vice Director of Finance	1	Effective Date	a)	shall be invited to attend all meetings related to finance / accounting;
			b)	shall receive all relevant documents/information prior to any meeting related to finance / accounting;

			c)	analyze the costs of PSI, and propose Implementation Plan on cost reduction of PSI;

			d)	conduct cost analysis on all proposals to be approved by the Steering Committee;

			e)	report to finance director;

			f)	report to Steering Committee in writing from time to time.

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Vice Director of Quality Control	1	Effective Date	a)	shall be invited to attend all meetings related to quality;
			b)	shall receive all relevant documents/information prior to any meeting related to quality;

			c)	analyze pros and cons of the Parties on quality control;

			d)	formulate Implementation Plans on improving the quality of PSI products at a reduced cost by leveraging the strength of the Parties;

			e)	implement the Implementation Plans upon the approval from the Steering Committee;

			f)	report to the quality control director;

			g)	report to Steering Committee in writing from time to time.

Chief Engineer of 40L	1	Date approving the Project Development Plan	a)	attend meetings related to Product Development Plan and Implementation Plan related to 40L;
			b)	participate in the formulation of Product Development Plan and Implementation Plan related to 40L;
			c)	implement the Implementation Plan upon the approval by the Steering Committee;
			d)	report to the Joint R&D Committee;

			e)	report to Steering Committee in writing from time to time.

Chief engineer of 52L	1	Date approving Project Development Plan	a)	attend meetings related to Product Development Plan and Implementation Plan related to 52L;
			b)	participate in the formulation of Product Development Plan and Implementation Plan related to 52L;
			c)	implement the Implementation Plan upon the approval by the Steering Committee;
			d)	report to the Joint R&D Committee;
			e)	report to Steering Committee in writing from time to time.

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Chief engineer of 66L	1	Date approving the Project Development Plan	a)	attend meetings related to Product Development Plan and Implementation Plan related to 66L;
			b)	participate in the formulation of Product Development Plan and Implementation Plan related to 66L;
			c)	implement the Implementation Plan upon the approval by the Steering Committee;
			d)	report to the Joint R&D Committee;

			e)	report to Steering Committee in writing from time to time.

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Exhibit B

Collaboration Projects Implementation Process

a.	The Steering Committee shall identify potential Collaboration Projects (not required for the Initial Collaboration Projects);

b.	The Steering Committee shall decide upon the release of a potential Collaboration Project (not required for the Initial Collaboration Projects);

c.	Each sub-committee (except Joint R&D Committee) shall conduct customary feasibility studies, including, without limitation, an anti-trust analysis and detailed due diligence for each Collaboration Project;

d.	The detailed Implementation Plan shall be formulated in good faith by each sub-committee and submit the same to the Steering Committee for approval;

e.	The Steering Committee shall decide upon the Collaboration Project upon reviewing the Implementation Plan;

f.	The Project Implementation Agreements (to the extent necessary) may be negotiated in good faith and submitted to the Parties for approval, taking into account the terms stated in the Implementation Plan;

g.	The Project Implementation Agreements shall be executed (to the extent necessary);

h.	The Collaboration Project will be implemented.

For Joint R&D Committee:

i.	The Steering Committee shall identify potential Collaboration Projects (not required for the Initial Collaboration Projects);

j.	The Steering Committee shall decide upon the release of a potential Collaboration Project (including Initial Collaboration Projects);

k.	Joint R&D Committee shall conduct customary feasibility studies, including, without limitation, an anti-trust analysis for each Collaboration Project;

l.	The Product Development Plan shall be formulated in good faith (including the Initial Collaboration Projects) by the Joint R&D Committee and submit the same to the Steering Committee for approval;

m.	Upon approving Project Development Plan, the Parties shall conduct mutual due diligence as may be reasonably required for each Party to make a fully informed decision on the Collaboration Project and subject to customary confidentiality undertakings, the Joint R&D Committee shall formulate a detailed Implementation Plan for Steering Committee to approve;

n.	The Steering Committee shall decide upon the Collaboration Project upon reviewing the Implementation Plan;

o.	The Project Implementation Agreements (to the extent necessary) may be negotiated in good faith and submitted to the Parties for approval, taking into account the terms stated in the Implementation Plan;

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p.	The Project Implementation Agreements shall be executed (to the extent necessary);

q.	The Collaboration Project will be implemented.

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